i-STAT

FOR IMMEDIATE RELEASE

For more information contact:
Jeff Randall, Chief Financial Officer
(609) 469-0205, http://www.i-stat.com

i-STAT Cartridge Sales Increase by 15.6%

  Cash position now exceeds $38 million
  Troponin I product launch underway
  Cartridge sales of 3.7 million set new record
  Company now ready for independent
  product distribution on January 1

        EAST WINDSOR, NJ, October 23, 2003 — i-STAT Corporation (NASDAQ: STAT), a leading manufacturer of point-of-care diagnostic systems for blood analysis, today announced its consolidated financial results for the third quarter and first nine months of 2003.

        “Our results for the quarter and year-to-date are consistent with our expectations for this transition period,” said William P. Moffitt, i-STAT president and chief executive officer. “Cartridge shipments in the third quarter of 3.7 million, up from 3.2 million last year were at a record level. Our new products recently cleared by the US Food and Drug Administration, including Troponin I which is now being launched, will begin to contribute in the fourth quarter.”

Third Quarter Results

        For the three months ended September 30, 2003, i-STAT’s consolidated net revenues were $16.1 million, up 9% from $14.8 million for the quarter ended September 30, 2002. Gross margin on total net revenues for the third quarter of 2003 was $3.1 million, down 38% from $5.0 million in the third quarter of 2002. This reduction in gross margin was caused by the stronger Canadian dollar and the cost of qualifying new chip sets used in the Company’s single-use, disposable blood testing cartridges. These new chip sets, now qualified and adopted, will help improve manufacturing yields and reduce future cartridge costs.

        The net loss for the third quarter of 2003 was $3.7 million versus the net loss of $55.7 million recorded in the third quarter of 2002, which loss included a charge of $52.0 million to recognize costs related to the Company’s decision not to extend its distribution alliance with Abbott Laboratories. The net loss to common stockholders for the quarter was $4.9 million or $0.24 per share, after Preferred Stock dividends of $1.1 million and accretion of Preferred Stock of $0.1 million. In the quarter ended September 30, 2002, the Company recorded a net loss to common stockholders of $56.0 million or $2.78 per share, after Preferred Stock dividends of $0.2 million and accretion of Preferred Stock of $0.1 million. To date, the Company has elected to pay Preferred stock dividends in kind. The value of such in kind payments reflected in the financial statements is directly proportional to the Company’s share price, explaining the increase in reported Preferred Stock dividends in 2003.

        Average end-user cartridge pricing in the US for the third quarter of 2003 was $4.36 compared to $4.44 in the third quarter of 2002, and for international sales, $4.35 in 2003 versus $4.39 in 2002, reflecting relative pricing stability in all of the Company’s markets.

        Analyzer sales for the third quarter of 2003 totaled 867 units, down 5% from the 913 units shipped in the third quarter of 2002. Analyzer sales were at the 800-1,000 unit level projected by the Company, down from second quarter 2003 volumes that were favorably impacted by the shipment of over approximately 400 analyzers to China for use in special respiratory care units set up to fight the epidemic of severe acute respiratory syndrome (SARS).

        As of September 30, 2003, i-STAT had $38.3 million in cash, cash equivalents and total marketable securities, an increase of $11.3 million over the balance on December 31, 2002. At the end of the third quarter, the Company received $11 million from FUSO Pharmaceuticals, its Japanese distribution partner. This amount is a prepayment, which will be applied as partial payment for purchases of cartridges by FUSO during the term of a five-year exclusive distribution agreement that commences in January 2004. Exclusive of the FUSO prepayment, the Company used $1.8 million of cash in operating activities during the quarter ending September 30, 2003.

Nine Month Results

        For the nine months ended September 30, 2003, i-STAT’s consolidated net revenues were $48.6 million, of which $35.1 million were generated from cartridge sales. For the nine months ended September 30, 2002, the Company’s consolidated net revenues were $44.0 million, of which $31.3 million were from cartridge sales.

        Gross margin for the first nine months of 2003 was $10.7 million, up 16% from $9.2 million for the first nine months of 2002. The increase in gross margin for the first nine months of 2003 over the same period in 2002 was primarily the result of improved cartridge pricing realized from the decline in value of the US dollar, reductions in analyzer production costs and increased service and peripheral equipment profitability.

        Net loss for the first nine months of 2003 improved to $5.8 million from $63.0 million in the first nine months of 2002, which included a charge of $52.0 million to recognize costs related to the Company’s decision not to extend its distribution alliance with Abbott. The net loss to common stockholders (reflecting the impact of dividends on and accretion of Preferred Stock) for the first nine months of 2003 was $8.4 million, or $0.42 per share, a reduction of $2.80 per share from the net loss to common stockholders of $64.3 million, or $3.21 per share, reported for the first nine months of 2002.

        Cartridge shipments for the nine months ended September 30, 2003 totaled 10.5 million, up 13% from the approximately 9.3 million cartridges shipped in the nine months ended September 30, 2002. Average end-user cartridge pricing for the nine months ended September 30, 2003 was $4.36 in the US and $4.53 for international sales, compared with average end-user prices of $4.37 in the US and $4.10 for international sales for the same period of 2002. While pricing remained stable both in the US and international markets, the weakening US dollar increased US dollar prices realized in international markets.

        Analyzer sales for the nine months ended September 30, 2003, were 3,198 units, an increase of 9% from the 2,934 analyzers shipped in the first three quarters of 2002. The 2003 analyzer volumes were favorably impacted by the shipment of over approximately 400 analyzers to China for use in special respiratory care units set up to fight the epidemic of severe acute respiratory syndrome (SARS). Worldwide shipments of analyzers since inception now total over 33,000.

        During the first three quarters of 2003, the Company recorded net cash provided by operating activities of $12.2 million, predominantly resulting from the $11 million payment, as well as a $2.0 million marketing support payment received from FUSO in the first quarter.

Corporate Update

        Clearance by the US Food and Drug Administration to market the Company’s Troponin I and Kaolin Activated Clotting Time (ACT) blood tests in September triggered an immediate shipment of the Company’s Troponin I test to waiting customers. The Company’s Troponin I test offers hospital emergency departments the only way currently available to meet the preferred American College of Cardiology/American Heart Association guidelines for patients presenting with chest pain. In 10 minutes, from a single drop of blood taken at the patient’s bedside, this test provides the central laboratory-grade sensitivity needed to optimize immediate, life-saving therapy. A carefully planned launch is underway focusing first on existing i-STAT customers and then broadening to all hospitals early next year. Pricing has been set at $9.50, highly competitive with the marginal cost of central laboratory Troponin I tests. At this pricing and with this performance, management believes that it has the right product to capture an attractive share of the $300 million worldwide market for Troponin I tests.

        The KaolinACT test will be launched in November and will be sold as a companion product to the Company’s Celite®ACT test for use in cardiovascular operating rooms and cardiac catheterization laboratories. With the KaolinACT test cardiac surgeons and interventional cardiologists can now rely on the i-STAT® System for all of the blood tests needed during complex cardiac procedures. Management believes that clearance to market this new test will improve the Company’s penetration of these hospital departments.

        Hiring of the new personnel needed to support direct distribution of the Company’s products in the US and certain countries in Europe commencing in January 2004 is substantially complete. Sales personnel in the US have been in place in the field training and working with new and existing customers for the past 3 to 18 months. Sales coverage offers a complete overlap with the Abbott sales force and will support seamless customer support and sales coverage both in the US and much of Europe. Coverage of the Company’s other two large, international markets, Japan and China, will be uninterrupted as the respective current distributors in those countries, FUSO Pharmaceuticals and Heal Force, will be retained.

        Launch of the Company’s new Prothrombin Time (PT) coagulation test continues to score competitive wins against existing point-of-care testing systems that fail to offer the ease of use of the i-STAT System. This product is predominantly used to monitor use of the drug Coumadin® where recent studies have indicated the need for significant increases in test frequency, with attendant positive effects upon the Company’s market opportunity.

Future Products

        The Company previously announced its intentions to take advantage of its capability to add immunoassay tests to the i-STAT System, as proven by the recent FDA clearance to market its first such test for the cardiac market, Troponin I. Because of the design of its single-use, disposable immunoassay cartridge, the Company believes that it will be possible to develop, conduct clinical trials on and receive clearance to market as many as three new immunoassay tests each year. Some of the additional immunoassay tests that are being considered for development include the congestive heart failure markers, the naturietic peptides BNP and NTproBNP, the sepsis markers procalcitonin and C-reactive protein (CRP), other cardiac markers such as CKMB as well as important diagnostic tests such as prostate specific antigen (PSA), thyroid function tests (TSH, T3, T4) and high-sensitivity Beta hCG for use in emergency departments to identify patient pregnancy prior to treatment. Preliminary development activities are underway in the area of congestive heart failure markers.

        In parallel with its immunoassay test development programs, the Company expects to continue to focus on the development and marketing of new panels of chemistry, electrolyte and coagulation tests to address those portions of the overall hospital blood testing market not fully covered by the Company’s current product offerings.

        These new tests, if developed and launched, will broaden the markets served by the Company by over 500 million tests and $2.5 billion annually, worldwide.

Conference Call

        In conjunction with this press release for the third quarter and first nine months of 2003, i-STAT will host a conference call at 10:30 a.m. EDT on Thursday, October 23, 2003. To participate via telephone, dial (973) 935-2406, or go to the i-STAT web site at www.i-stat.com and access the Investor Info section. Click on the live webcast link. Please log onto the web site at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be available for replay on the Company web site in the Investor Info section.

        i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world’s first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood, generally in just two to three minutes at the patient’s side.

        Certain statements in this press release may relate to future events and expectations and as such constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company’s target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with partners, particularly Abbott Laboratories. In addition, the Company’s decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under “Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

Celite® is a registered trademark of Celite Corporation for its diatomaceous earth products.

[Financial Tables To Follow]

i-STAT Corporation
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands of dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002
Net revenues:
Related party net revenues	$13,337	$12,764	$40,756	$36,696
Third party net revenues	2,605	1,899	7,300	6,797
Other related party net revenues	175	175	525	525

Total net revenues	16,117	14,838	48,581	44,018

Cost of net revenues	13,014	9,855	37,846	34,801

Gross margin on total net revenues	3,103	4,983	10,735	9,217

Operating expenses:
Write-down of certain
production assets	—	1,217	—	1,217
Research and development	1,734	1,901	5,186	5,660
Sales and marketing	3,463	2,375	9,290	6,972
Abbott termination charges	—	52,000	—	52,000
General and administrative	1,664	1,464	5,289	5,180
Write-down of certain
intangible assets	—	1,036	—	1,036

Total operating expenses	6,861	59,993	19,765	72,065

Operating loss	(3,758)	(55,010)	(9,030)	(62,848)

Other income, net	102	(657)	3,225	(146)

Net loss	(3,656)	(55,667)	(5,805)	(62,994)

Accretion of Preferred Stock	(114)	(111)	(341)	(334)
Dividends on Preferred Stock	(1,134)	(183)	(2,281)	(1,006)

Net loss available to
Common Stockholders	($ 4,904)	($ 55,961)	($ 8,427)	($ 64,334)

Basic and diluted net loss per share
available to Common Stockholders	($ 0.24)	($ 2.78)	($ 0.42)	($ 3.21)

Shares used in computing basic and
diluted net loss per share available
to Common Stockholders	20,172,232	20,117,110	20,135,834	20,061,384

i-STAT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands of dollars, except share and per share data)
(unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$22,969	$27,059
Martketable securities, current	15,351	–
Accounts receivable from related party, net	8,164	7,070
Accounts receivable, net	525	393
Inventories	11,672	14,509
Prepaid expenses and other current assets	1,271	2,089

Total current assets	59,952	51,120
Plant and equipment, net of accumulated depreciation of $44,103 as
of September 30, 2003 and $36,130 as of December 31, 2002	11,539	11,858
Other assets	919	980

Total assets	$72,410	$63,958

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,816	$2,927
Accrued expenses	5,880	4,860
Related party liability, current	10,019	10,019
Deferred revenue, current	2,164	30

Total current liabilities	20,879	17,836
Deferred revenue, non-current	10,840	–
Related party liability, non-current (Note 4)	47,000	47,000
Series D Redeemable Convertible Preferred Stock, liquidation value
of $34,614 as of September 30, 2003 and $32,617 as of December 31, 2002	30,560	28,223

Total liabilities	109,279	93,059

Stockholders' deficit:
Preferred Stock, $0.10 par value, shares authorized 7,000,000:
Series A Junior Participating Preferred Stock, $0.10 par
value, 1,500,000 shares authorized; none issued	–	–
Series C Convertible Preferred Stock, 25,000 shares
authorized; none issued	–	–
Common Stock, $0.15 par value, 50,000,000 shares authorized;
20,178,773 and 20,157,927 shares issued;
and 20,137,956 and 20,117,110 shares outstanding
as of September 30, 2003 and December 31, 2002, respectively	3,039	3,024
Treasury Stock, at cost, 40,817 shares	(750)	(750)
Additional paid-in capital	251,393	252,771
Loan to officer	–	(93)
Accumulated deficit	(288,810)	(283,005)
Accumulated other comprehensive loss	(1,741)	(1,048)

Total stockholders' deficit	(36,869)	(29,101)

Total liabilities, redeemable preferred stock and stockholders' deficit	$72,410	$63,958